128 Sidney Street, Cambridge, MA 02139-4239                                        TEL: (617) 995-2500   FAX: (617) 995-2510

Contacts

For Investors:

Carol Hausner Executive Director, Investor Relations and Corporate Communications Tel: (617) 995-2500 info@immunogen.com	For Media: Tony Loke Rx Communications Group, LLC Tel: (917) 322-2164 tloke@rxir.com

FOR IMMEDIATE RELEASE

ImmunoGen, Inc. Announces that Centocor Has Licensed

Certain Rights to ImmunoGen’s Tumor-Activated Prodrug Technology

CAMBRIDGE, MA December 28, 2004 — ImmunoGen, Inc. (Nasdaq: IMGN), a biotechnology company that develops targeted anticancer products, today announced that Centocor has licensed certain exclusive rights to ImmunoGen’s Tumor-Activated Prodrug (TAP) technology. Centocor is a wholly-owned subsidiary of Johnson & Johnson and a leader in antibody-based therapeutics.

Under the terms of the agreement, Centocor will receive exclusive worldwide rights to develop and commercialize anticancer therapeutics that comprise a Centocor antibody that binds to an undisclosed cancer target and a maytansinoid cell-killing agent developed by ImmunoGen. ImmunoGen’s cell-killing agents are designed specifically for antibody-directed delivery to cancer cells.

Centocor will be responsible for the research, development, manufacturing, and marketing of any products resulting from the license. ImmunoGen will receive from Centocor an upfront payment of $1 million, milestone payments that potentially total $42.5 million, and royalties on the sales of any resultant product. ImmunoGen also will receive financial compensation for product development research done on behalf of Centocor and for the production of preclinical and early clinical materials for Centocor.

Mitchel Sayare, PhD, ImmunoGen Chairman and CEO, said, “We are delighted to enter into this collaboration with Centocor, a recognized leader in antibody-based therapeutics. Centocor is the seventh major company that has licensed the right to use our TAP technology, and we now have collaborations with the three leaders in the development and commercialization of antibody-based products: Centocor, Biogen Idec, and Genentech. These licenses expand the number of TAP compounds in development, and help us fund our own product programs.”

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ImmunoGen’s TAP technology is designed to provide cancer-targeting engineered antibodies with significant clinical activity. ImmunoGen attaches a potent cell-killing agent to the antibody as a payload. The antibody serves to carry the payload specifically to cancer cells, and the payload serves to kill the cancer cells.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses cancer-targeting engineered antibodies to deliver a potent cell-killing agent specifically to cancer cells. ImmunoGen is advancing its wholly-owned TAP compounds, huN901-DM1 and huC242-DM4. Aventis, Genentech, Biogen Idec, Boehringer Ingelheim, Centocor, Millennium Pharmaceuticals, Inc., and Abgenix have licensed the right to develop or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with Aventis, part of the sanofi-aventis Group. For additional information on ImmunoGen, please visit www.immunogen.com.

This press release includes forward-looking statements based on management’s current expectations. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause the Company’s actual results to differ materially from those discussed or implied in the forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the outcome of the Company’s research and clinical development processes, including the anticipated clinical advancement of huC242-DM4 and huN901-DM1; the outcome of the Company’s collaboration partners’ research and clinical development processes, including the anticipated clinical advancement of partner compounds; the difficulties inherent in the development of pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; the Company’s dependence upon existing and potential collaborative partners, and the outcome of the clinical testing of TAP compounds being developed by the Company’s existing partners; uncertainty as to whether the Company’s potential products or those of the Company’s collaborators will succeed in entering human clinical trials and uncertainty as to the results of such trial; the risk that the Company and/or its collaborators may not be able to obtain regulatory approvals necessary to commercialize their product candidates; the potential development by competitors of competing products and technologies; uncertainty whether the Company’s TAP technology will produce safe, effective and commercially viable products; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 and other reports filed with the Securities and Exchange Commission.

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